Exhibit 10.2

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE NOTE, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

ComSovereign Holding Corp.

CONVERTIBLE PROMISSORY NOTE

Note Number: _________

$600,000	June 3, 2021

For value received, COMSovereign Holding Corp., a Nevada corporation (the “Company”), unconditionally promises to pay to Scott R. Velazquez or its assigns (the “Holder”) the principal sum of $600,000 with interest on the outstanding principal amount as set forth below. The principal balance of this Note, together with the accrued interest thereon shall be due and payable on the dates and in the manner set forth below.

1. Reference to Merger Agreement. This Convertible Promissory Note (this “Note”) is delivered pursuant to and in accordance with the terms and conditions of that certain Agreement and Plan of Merger and Reorganization, dated as of June 3, 2021, by and between the Company, CHC Merger Sub V, LLC, Innovation Digital LLC (“ID”), and the other parties named therein (as it may be amended, the “Merger Agreement”). Capitalized terms used in this Note without definition shall have the meanings given to them in the Merger Agreement.

2. Maturity; Payments; Prepayment; Waiver of Presentment.

(a) Maturity Date. This Note shall mature 1 year from date of issuance (which shall be the Closing Date) (the “Maturity Date”). At any time commencing on the date 6 months from the date of issuance, if this Note has not been paid in full, the Holder, may, by providing a Conversion Notice to the Company in accordance with Section 3, below, elect to be paid in cash all unpaid accrued interest of this Note through the Conversion Date and convert the unpaid principal of the Note into shares of CHC Common Stock in accordance with Section 3. Upon Maturity, the holder may (i) demand payment of the entire outstanding principal balance and all unpaid accrued interest under this Note (a “Payment Demand”) or (ii) continue to hold this Note, in which case this Note shall thereafter accrue interest at the rate of 10% per annum compounded annually, until such time as (x) Holder makes a Payment Demand and the Note is repaid in full; or (y) this Note is converted in full pursuant to Section 3.

(b) Interest. Interest on the outstanding principal amount shall accrue at the rate of 5% per annum, calculated on the basis of a 365 day year for the actual number of days elapsed. Interest shall commence on the date hereof and shall continue on the outstanding principal balance hereof until paid in full.

(c) Payments.

(i) Following the Maturity Date, the Company shall give the Holder written notice at least 15 days prior to any repayment of this Note so that Holder may elect to convert the Note pursuant to Section 3 prior to any such repayment.

(ii) All payments of principal and interest shall be in lawful money of the United States of America and shall be payable at the office of the Holder listed on the Company’s records, unless another place of payment shall be specified in writing by the Holder. All payments shall be applied first to any fees or expenses due to the Holder then to accrued interest, including any interest that accrues after the commencement of a proceeding by or against the Company under Title 11 of the United States Code, and thereafter to the outstanding principal balance hereof. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Nevada, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

(d) Prepayment. This Note may be prepaid by the Company within 6 months from the date of issuance without the written consent of the Holder.

(e) Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

3. Conversion.

(a)

(i) After 6 Months but Prior to the Maturity Date. Within 3 business days of the receipt by the Company from the Holder of a written notice to convert this Note pursuant to this Section 3 given at any time that is more than 6 months after the date hereof but prior to one (1) year after the date of issuance of this note (a “Conversion Notice”), (A) the Company shall pay to the Holder any accrued and unpaid interest through the date on which such Conversion Notice is given (the “Conversion Date”), and (B) the Company shall instruct its transfer agent to convert the entire outstanding principal balance hereof into a number of shares of common stock, par value $0.0001 per share, of the Company (the “CHC Common Stock”) equal to (x) the outstanding principal balance hereof, divided by $2.35 (the “Conversion Price”);

(ii) After the Maturity Date. After the Maturity Date, if the Holder desires to convert this Note, he shall follow the procedures set forth under 3(a)(i) above except that the Conversion Price shall be the the closing price of the Company’s stock on the date of the written Conversion Notice provided to the Company electing to convert this Note.

(b) Conversion Procedures. Upon the conversion of this Note pursuant to Section 3(a)(i) or Section 3(a)(ii), this Note shall be converted automatically without any further action by the Holder and whether or not this Note is surrendered to the Company or its transfer agent.

(c) Fractional Equity. No fractional share shall be issued upon the conversion of this Note. All shares issuable upon conversion of the outstanding principal amount of this Note shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share, the Company shall, in lieu of issuing any fractional share, either pay the Holder who is otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of the Company) or issue a full share in lieu of such fractional share.

(d) Adjustment of Conversion Price. If the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of CHC Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of CHC Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 3(d) shall become effective immediately after the effective date of such subdivision or combination.

4. Default.

(a) Each of the following events shall be an “Event of Default” hereunder:

(i) the Company engages in any liquidation, dissolution or winding up;

(ii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(iii) an involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect and such petition continues without dismissal for a period of 90 days or more, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(iv) the Company executes an assignment for the benefit of creditors with respect to a majority of its assets;

(v) the Company fails to make any payment of interest under this Note within five (5) days of the date due;

(vi) the Company fails to pay this Note and any and all unpaid principal, accrued interest or other amounts owing hereunder after Holder makes a Payment Demand following the Maturity Date;

(vii) the Company fails to convert this Note as required hereunder and the Company fails to cure such breach within five (5) days of the Company becoming aware of the occurrence of such breach; and

(viii) (A) the Company fails to file any form, report or document required by the Securities Exchange Commission to be filed with the SEC within 10 days of the due date thereof or (B) the Company voluntarily begins a process to delist from any stock exchange on which the CHC Common Stock is then listed.

(b) Upon the occurrence and following any Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, and, in the case of an Event of Default pursuant to Section 4(a)(iii) or (iv) above, automatically, be immediately due, payable and collectible by the Holder pursuant to applicable law.

(c) In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

(d) Upon and during the occurrence of any Event of Default, interest shall accrue thereafter at the rate of 10% per annum compounded annually.

5. Miscellaneous.

(a) Notices.  All notices required or permitted by this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the recipient; (ii) when sent by confirmed facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours of the recipient, then on the next business day; (iii) five calendar days after having been sent by registered or certified mail, with return receipt requested and postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to the Company shall be sent to the Company at 5000 Quorum Drive, Suite 400, Dallas, Texas 75254, Attention: Chief Financial Officer, Email: legal@comsovereign.com (or at such other address or to the attention of such other person as the Company may designate by ten days’ advance written notice to the Holder) with a copy to Pryor Cashman LLP, 7 Times Square, New York, New York 10036, Attention: Eric M. Hellige, Esq., Email: ehellige@pryorcashman.com; and to Holder at the address set forth on the Signature Page attached hereto (or at such other address or to the attention of such other person as Holder may designate by ten days’ advance written notice to the Company).

(b) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(c) Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws. All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in Clark County, Nevada. Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction.

(d) Waiver of Trial By Jury. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.

(e) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(f) Amendment and Waiver. This Note may be amended only with the written consent of the Company and the Holder.

(g) Cumulative Remedies. The Holder’s rights and remedies hereunder shall be cumulative. No exercise by the Holder of one right or remedy shall be deemed an election, and no waiver by the Holder of any Event of Default shall be deemed a continuing waiver.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the day and year first written above.

COMSovereign Holding Corp.

By:	/s/ Daniel L. Hodges
Name: Daniel L. Hodges
Title: Chief Executive Officer

Acknowledged and Agreed

Dr. Scott R. Velazquez

By:	/s/ Dr. Scott R. Velazquez
	Name:	Dr. Scott R. Velazquez
	Address:	13460 El Presidio Trail
San Diego, CA 92130
	Email:	scottv@innovationdigital.com

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]